Exhibit 99.1

GTx Announces Enrollment of First Patient in Phase 2 Clinical Trial of Enobosarm in ER+/AR+ Breast Cancer

— Trial treating postmenopausal women with metastatic or locally advanced estrogen receptor positive, androgen receptor positive breast cancer —

— Enobosarm may offer a novel hormonal treatment prior to chemotherapy for women who are ER+/AR+, representing the largest population of breast cancer patients —

MEMPHIS, Tenn. — September 29, 2015 — GTx, Inc. (Nasdaq: GTXI) today announced the enrollment of the first patient into its Phase 2 clinical trial of enobosarm (GTx-024) to treat women with advanced, estrogen receptor positive (ER+), androgen receptor positive (AR+) breast cancer. Enobosarm, a selective androgen receptor modulator (SARM), is the Company’s lead product candidate.

“Additional endocrine directed therapies are needed for the treatment of estrogen receptor positive breast cancer as many women who respond to hormonally directed therapy will continue to demonstrate response with subsequent hormonal manipulation,” said Robert J. Wills, Ph.D., Executive Chairman of GTx.

“We believe that enobosarm may provide a new hormonal approach for the treatment of estrogen receptor positive breast cancer and may delay the need for chemotherapy in these women.”

The open-label, multi-center, multinational Phase 2 clinical trial (NCT02463032) will assess the efficacy and safety of orally administered enobosarm in up to 88 evaluable patients with metastatic or locally advanced, ER+/AR+ breast cancer. Patients will receive either enobosarm 9 mg or 18 mg given daily for up to 24 months. The initial stage of evaluation will be assessed among the first 18 evaluable patients for each dosing arm. If at least 3 of 18 patients achieve clinical benefit at week 24, then the trial will proceed to the second stage of enrollment for that dosing arm to assess clinical benefit in a total of 44 evaluable patients per arm. Clinical benefit is defined as a complete response, partial response, or stable disease, as measured by Response Evaluation Criteria in Solid Tumors (RECIST) at 24 weeks. The lead investigator for the trial is Dr. Beth Overmoyer from the Dana Farber Cancer Institute and the Harvard Medical School.

About enobosarm

Enobosarm, a selective androgen receptor modulator (SARM), has been evaluated in 23 completed or ongoing clinical trials enrolling over 1,500 subjects at doses ranging from 0.1 mg to 100 mg. At all evaluated dose levels, enobosarm was observed to be generally safe and well tolerated.

Most recently, enobosarm 9 mg has been tested in a Phase 2, proof of concept clinical trial of 22 postmenopausal women with ER+ metastatic breast cancer who have previously responded to endocrine therapy. Seventeen of the 22 patients were confirmed to be AR+. Six of these 17 patients demonstrated clinical benefit at six months. Seven patients in total (one patient with indeterminate AR status) achieved clinical benefit at six months. The results also demonstrated that, after a median duration on study of 81 days, 41 percent of all patients (9/22) achieved clinical benefit as best response and also had increased PSA which appears to be an indicator of AR activity. Enobosarm was well tolerated. The most common adverse events reported were pain, fatigue, nausea, hot flash/night sweats, and arthralgia.

About ER+/AR+ Breast Cancer

Breast cancer is the most commonly diagnosed cancer in women, and one in eight women will develop invasive breast cancer in their lifetime. In 2012, 1.7 million women were diagnosed with breast cancer, and there were 6.3 million women alive who had been diagnosed with breast cancer in the previous five years. Clinical assessment of breast cancer provides for routine characterization of receptor status including the presence or absence of estrogen receptor (ER), progesterone receptor, and human epidermal growth factor receptor 2 (HER2) in the tumor tissue. Receptor status is used to assess metastatic potential as well as to guide treatment decisions. The majority of breast cancers are considered hormone receptor positive (expressing ER or progesterone receptor). Approximately 70 percent of women in the U.S. with breast cancer have ER+ tumors, and 75 to 90 percent of these cancers are also AR+.

Estrogen promotes the growth of breast cancers that are hormone receptor positive. Therefore, treatment is directed at blocking the effects of estrogen on the breast cancer either through blocking the estrogen receptor or minimizing the production of estrogen. This endocrine therapy is the cornerstone of treatment for the majority of women with hormone receptor positive advanced breast cancer and is the preferred initial treatment over alternative approaches such as chemotherapy, due to its efficacy and favorable safety profile.  Patients who respond to one endocrine therapy are likely to respond to subsequent hormonal therapies. Therefore, the standard of care for women with hormone receptor positive breast cancer typically involves the sequencing of endocrine agents until intolerance or development of resistance occurs, or metastatic progression necessitates a transition to chemotherapy.

Enobosarm may offer an alternate hormonal approach for the treatment of endocrine sensitive advanced breast cancer prior to the introduction of chemotherapy.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s clinical trials for enobosarm (GTx-024) to treat patients with advanced breast cancer. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; (ii) that any additional clinical development of GTx’s product candidate, enobosarm, beyond the two Phase 2 clinical trials of enobosarm in patients with AR positive advanced breast cancer is contingent on GTx entering into new collaborative arrangements with third parties for such development or otherwise obtaining sufficient additional capital to permit such development, which it may be unable to do; or (iii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all. In addition, GTx will continue to need additional funding and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs and potentially cease operations. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed August 10, 2015, contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts

Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com

Source: GTx, Inc.